Exhibit 4.12

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (this “Third Amendment”) is made as of this 15th day of October, 2003 by and among SEMCO ENERGY, INC., a Michigan corporation (the “Company”), STANDARD FEDERAL BANK N.A. (“Standard Federal”) and the other banks signatory hereto and Standard Federal, as agent for the Banks (in such capacity, “Agent”).

RECITALS

A.            Company, Agent and the Banks entered into that certain Credit Agreement dated as of June 25, 2002 under which the Banks extended (or committed to extend) credit to the Company, as set forth therein, as amended by that certain First Amendment to Credit Agreement (the “First Amendment”) dated May 21, 2003 and that certain Second Amendment to Credit Agreement (the “Second Amendment”) dated September 30, 2003 (as so amended, the “Credit Agreement”).

B.            Company has requested that Agent and the Banks amend certain terms and provisions of the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Third Amendment.

NOW, THEREFORE, Company, Agent and Banks agree:

1.                                       Section 1.1 is amended by deleting the definitions of “Consolidated Net Income” and “Consolidated Net Worth” and inserting the following in their respective places:

“Consolidated Net Income for any period means the gross revenues of the Company and its Subsidiaries for such period less all expenses but excluding all non-cash charges taken by the Construction Services Subsidiaries in accordance with GAAP under Statement of Financial Accounting Standards (“FAS”) No. 142 or FAS No. 144 during such period, commencing with the period ending September 30, 2003 and less other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings (except to the extent provided in clause (f) below) or losses attributable to outstanding Minority Interests, but excluding in any event:

a)                                      any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

b)                                     the proceeds of any life insurance policy;

c)                                      net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

d)                                     net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

e)                                      net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

f)                                        net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

g)                                     any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

h)                                     earnings resulting from any reappraisal, revaluation or write-up of assets;

i)                                         any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

j)                                         any gain arising from the acquisition of any Securities of the Company or any Subsidiary;

k)                                      any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period, and any gain or loss resulting from accounting method changes; and

l)                                         any items other than those described in clauses (a) through f above of this definition which are properly classified under GAAP as extraordinary items.”

“Consolidated Net Worth means, as of the date of any determination thereof, the stockholders’ capital and surplus of the Company determined in accordance with GAAP, and which shall include (whether or not includible under GAAP) the principal amount of the Junior Capital, but without taking into account the amount of any deferred or payable-in-kind interest, whether or not includible under GAAP, and adding back an amount equal to all non-cash charges, less any tax deductions or credits on account of such charges, taken by the Construction Services Subsidiaries in accordance with GAAP under FAS No. 142 or FAS No. 144 occurring on or after September 30, 2003.”

2.                                       Section 1.1 is amended by inserting the following definition in its appropriate alphabetical order:

“Construction Services Subsidiaries shall mean Flint Construction Company, Iowa Pipeline Associates, Inc., K&B Construction, Inc., Long’s Underground Technologies, Inc. and Sub-Surface Construction Co.”

3.                                       This Third Amendment shall become effective according to the terms hereof and as of such date (the “Third Amendment Effective Date”) that the Company shall have satisfied the following conditions:

(a)                                  Agent shall have received:

(i)                                     counterpart originals of this Third Amendment, in each case duly executed and delivered by Company and the requisite Banks, in form satisfactory to Agent and the Banks; and

(ii)                                  such other documents as Agent may reasonably request.

(b)                                 After giving effect to the terms of this Third Amendment, no Unmatured Event of Default or Event of Default shall have occurred and be continuing or shall result from the execution and delivery of this Third Amendment.

(c)                                  If the Third Amendment Effective Date shall not have occurred on or before October 15, 2003, this Third Amendment shall not become effective and the offer by the Agent and the Banks to amend the Credit Agreement on the terms set forth herein shall be deemed withdrawn.

4.                                       The Company for itself and each of the Subsidiaries hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution and delivery of this Third Amendment, and the performance by the Company of its obligations under the Credit Agreement as amended hereby are within such undersigned’s corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation, bylaws or any other organizational documents of the parties thereto, as applicable, and except as have been previously obtained, do not require the consent or approval, material to the amendments contemplated in this Third Amendment or Credit Agreement, as amended hereby, of any governmental body, agency or authority, and this Third Amendment and the Credit Agreement, as amended hereby, will constitute the valid and binding obligations of such undersigned parties, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), and (b) the representations and warranties contained in Section 9 of the Credit Agreement are true and correct on and as of the date hereof, except to the extent such representations and warranties speak only as of another date certain.

5.                                       Except as specifically set forth herein, this Third Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

6.                                       Unless otherwise defined to the contrary herein, all capitalized terms used in this Third Amendment shall have the meaning set forth in the Credit Agreement, as amended.

7.                                       This Third Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

8.                                       Any references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement as amended by the First Amendment, the Second Amendment and this Third Amendment.

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

WITNESS the due execution hereof as of the day and year first above written.

SEMCO ENERGY, INC.

By:	/s/ John E. Schneider

Title: Senior Vice President & CFO

STANDARD FEDERAL BANK N.A., a national banking association, as Agent

By:	/s/ Dennis J. Harder

Title: First Vice President

STANDARD FEDERAL BANK N.A., a national banking association, as Issuing Bank, as Swing Line Bank and as a Bank

By:	/s/ Dennis J. Harder

Title: First Vice President

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Bank

By:	/s/ Sherrie I. Manson

Title: Vice President

NATIONAL CITY BANK OF MICHIGAN / ILLINOIS, as Documentation Agent and as a Bank

By:	/s/ Marybeth S. Howe

Title: Executive Vice President

THE HUNTINGTON NATIONAL BANK, as a Bank

By:	/s/ Kevin D. Szachta

Title: Vice President

FIFTH THIRD BANK, EASTERN MICHIGAN, as a Bank

By:	/s/ Andre Nazareth

Title: Vice President